Exhibit 2.1a

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of June 16, 2014 (the “Merger Agreement”), by and among SolarCity Corporation, a Delaware corporation (“Parent”), Sunflower Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub One”), Sunflower Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), Silevo, Inc., a Delaware corporation (the “Company”), Richard Lim, solely in his capacity as securityholder representative (the “Securityholder Representative”), and, with respect to Article VIII, Article IX and Article X only, U.S. Bank National Association, as Escrow Agent, is made and entered into as of September 5, 2014 by and among Parent, Merger Subs, the Company and the Securityholder Representative. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to them in the Merger Agreement.

RECITALS

A. Section 9.3 of the Merger Agreement provides that it may be amended at any time.

B. Parent, Merger Subs, the Company and the Securityholder Representative desire to amend certain terms of the Merger Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Subs, the Company and the Securityholder Representative hereby agree as follows:

1.	Definitions.

1.1.	Section 1.1(zz) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(zz) Reserved.”

1.2.	Section 1.1(rrr) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(rrr) “New York Facility Agreement” shall mean the Amended and Restated Agreement for Research & Development Alliance on Triex Module Technology dated September 4, 2014 between the Foundation and the Company.”

1.3.	Section 1.1(rrrr) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(rrrr) Reserved.”

1.4.	New Section 1.1(fffff) is hereby added to the Merger Agreement as follows:

“(fffff) “Capital Expense per Watt” has the meaning set forth on Schedule 2.16.”

1.5.	New Section 1.1(ggggg) is hereby added to the Merger Agreement as follows:

“(ggggg) “Full Equipment Commissioning” has the meaning set forth on Schedule 2.16.”

2.	Escrow Amount Deposit. Section 2.10(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) Escrow Amount Deposit. Promptly following the Effective Time, Parent shall deposit the Escrow Amount, out of the Closing Merger Consideration deliverable pursuant to Section 2.7, with the Escrow Agent. Parent shall be deemed to have contributed with the Escrow Agent, on behalf of the Company Stockholders and the holders of Company Warrants, their respective Pro Rata Portions of the Escrow Amount.”

3.	Treatment of Company Options. Section 2.7(f) of the Merger Agreement is hereby amended to add the following as a new clause (v):

“(v) Notwithstanding anything to the contrary in this Section 2.7(f), Parent, in its sole discretion, may elect to substitute cash with an equivalent value for any shares of Parent Common Stock issuable under Section 2.7(f)(i) or Section 2.7(f)(ii) to a holder of Cancelled Company Options who is resident outside of the United States. Payment of any cash amounts contemplated by this Section 2.7(f)(v) will be subject to applicable Tax withholding in accordance with the procedures implemented by Parent in its reasonable discretion.”

4.	Earnout.

4.1.	Section 2.16(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b) Earnout Determination. The Earnout Consideration will be payable as follows:

(i) If, during any three month period ending on the last day of a calendar month prior to or ending December 31, 2015 (the “First Earnout”), the Company manufactures at least 1 megawatt of Qualified Panels from a Company or Parent (or any either of their subsidiaries’) production facility located in the United States of America, then Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior to the Effective Time will be entitled to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) 33.33% of the Earnout Consideration Amount; by (B) the applicable Earnout Closing Price (such number of shares of Parent Common Stock, the “First Earnout Amount”), with (x) each Company Stockholder being entitled to receive an amount of shares of Parent Common Stock from the First Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (1) the applicable Per Share Earnout Consideration; by (2) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time; (y) each holder of Company Warrants being entitled to receive an amount of shares of Parent Common Stock from the First Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (A) the Per Share Earnout Consideration; by (B) the number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time; and (z) each holder of Vested Company Options and, as applicable, each holder of Unvested Company Options being entitled to receive a number of whole shares of Parent Common Stock from the First Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option that were issuable upon exercise of such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Earnout Consideration.

(ii) If, (1) during any three month period ending on the last day of a calendar month prior to or ending December 31, 2017, the Company manufactures at least 20 megawatts of Qualified Panels from a Company or Parent (or any either of their subsidiaries’) production facility located in the United States of America; and (2) has achieved Full Equipment Commissioning in the New York Manufacturing Facility with an average Capital Expense per Watt of no more than the amount set forth on Schedule 2.16(b)(ii) prior to December 31, 2017 (collectively, the “Second Earnout”), then the Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior to the Effective Time will be entitled to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) 33.33% of the Earnout Consideration Amount; by (B) the applicable Earnout Closing Price (such number of shares of Parent Common Stock, the “Second Earnout Amount”), with (x) each Company Stockholder being entitled to receive an amount of shares of Parent Common Stock from the Second Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (1) the applicable Per Share Earnout Consideration; by (2) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time; (y) each holder of Company Warrants being entitled to receive an amount of shares of Parent Common Stock from the Second Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (A) the Per Share Earnout Consideration; by (B) the number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time; and (z) each holder of Vested Company Options and, as applicable, each holder of Unvested Company Options being entitled to receive a number of whole shares of Parent Common Stock from the Second Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option that were issuable upon exercise of such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Earnout Consideration.

(iii) If, during any three month period ending on the last day of a calendar month prior to or ending December 31, 2017 (the “Third Earnout”), the Company manufactures at least 100 megawatts of Qualified Panels from the New York Manufacturing Facility with an average Fully Loaded Cost of production of no more than the amount set forth on Schedule 2.16(b)(iii), then the Company Stockholders, the holders of Company Warrants, the holders of Vested Company Options and, as applicable, the holders of Unvested Company Options, in each case as of immediately prior to the Effective Time will be entitled to receive an aggregate number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) 33.34% of the Earnout Consideration Amount; by (2) the applicable Earnout

Closing Price (such number of shares of Parent Common Stock, the “Third Earnout Amount”), with (x) each Company Stockholder being entitled to receive an amount of shares of Parent Common Stock from the Third Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (1) the applicable Per Share Earnout Consideration; by (2) the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time; (y) each holder of Company Warrants being entitled to receive an amount of shares of Parent Common Stock from the Third Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product obtained by multiplying (A) the Per Share Earnout Consideration; by (B) the number of shares of Company Common Stock (after giving effect to the conversion of Company Preferred Stock into Company Common Stock, if applicable) issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time; and (z) each holder of Vested Company Options and, as applicable, each holder of Unvested Company Options being entitled to receive a number of whole shares of Parent Common Stock from the Third Earnout Amount (rounded down to the nearest whole share of Parent Common Stock) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option that were issuable upon exercise of such Company Option immediately prior to the Effective Time; multiplied by (B) the Per Share Earnout Consideration.”

4.2.	Section 2.16(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(c) Calculation of Earnout Distributions; Securityholder Representative Objections; Payment of Earnout Consideration.

(i) Reserved.

(ii) Following the achievement of the Second Milestone, within 45 days of the end of each month prior to and including the month ending December 31, 2017, Parent shall deliver, or cause to be delivered, to the Securityholder Representative a memorandum (the “Earnout Notice”) specifying in reasonable detail the Final Surviving Entity’s manufacturing production for the New York Manufacturing Facility and the average Fully Loaded Cost of production for the prior three months. If a portion of the Earnout Consideration is payable in respect of such prior three months (such portion, an “Earnout Payment”), then the applicable Earnout Notice shall also include the calculation of the aggregate number of shares of Parent Common Stock payable in respect of such Earnout Payment valued at the applicable Earnout Closing Price.

(iii) The Securityholder Representative shall have 15 days to make an objection in writing to any item in the Earnout Notice, and that objection must be delivered to Parent prior to the expiration of such 15 day period. If no such objection is delivered to Parent within such 15 day period, then the applicable Earnout Notice shall become final and binding on Parent, the Company Securityholders and the Securityholder Representative.

(iv) At any time following delivery of an objection pursuant to Section 2.16(c)(iii), either Parent or the Securityholder Representative may elect to resolve any dispute regarding the Earnout Notice in accordance with the procedures set forth in Section 8.4(d).

(v) Promptly following the resolution of any objections to an Earnout Notice that includes an Earnout Payment, Parent shall distribute (or cause its agent to distribute) such Earnout Payment to the applicable Company Securityholders. Notwithstanding the foregoing, any portion of the Earnout Payment payable to holders of Unvested Company Options will be paid to the holder in accordance with the vesting schedule applicable to the Unvested Company Option prior to the Effective Time, subject to the satisfaction of any vesting conditions (including continued service) that applied to the Unvested Company Option prior to the Effective Time.

(vi) Notwithstanding Section 2.16(c)(v), if Parent delivers an Earnout Notice stating that an Earnout Payment is payable and Parent has a claim outstanding for Excess Losses that have not yet been paid, then Parent shall distribute (or cause its agent to distribute) the portion, if any, of such Earnout Payment that is in excess of such claimed and unpaid Excess Losses to the Company Securityholders, and that portion of such Earnout Payment that is equal to such claimed and unpaid Excess Losses may be retained by Parent. Upon final resolution of such claim, then any such amount in dispute shall either be (A) distributed to the Company Securityholders; or (B) permanently retained by Parent in accordance with such resolution.

(vii) Reserved.

(viii) Notwithstanding anything to the contrary in this Section 2.16, Parent will be permitted, in its sole discretion, to satisfy any Earnout Payment in cash (based on the applicable Earnout Closing Price) rather than shares of Parent Common Stock; provided, however, that the total amount of Parent Common Stock paid to the Company Securityholders pursuant to this Agreement shall equal at least 40% of the total consideration paid to the Company Securityholders pursuant to this Agreement, calculated, for this purpose, based on the fair market value of any shares of Parent Common Stock included in each payment of consideration determined by averaging the high and low sales prices for a share of Parent Common Stock on the payment date.”

4.3.	Section 2.16(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(e) Earnout Protections.

(i) Except as otherwise permitted by this Section 2.16(e), Parent will not take any action the principal purpose of which is to circumvent or adversely affect the Company’s ability to achieve the milestones required for the Earnout Consideration to be delivered; provided, however, that Parent’s obligation under this Section 2.16(e)(i) shall be subject in all respects to the prudent business judgment of Parent’s board of directors or management in connection with the business and operations of Parent and its Subsidiaries (including the Interim Surviving Entity and the Final Surviving Entity), taken as a whole, and nothing in this Agreement shall obligate Parent to (A) operate the Interim Surviving Entity or the Final Surviving Entity as a separate business; or (B) make any investments in any of the Company’s operations in China.

(ii) Parent shall fund the operations of the Final Surviving Entity (or the Interim Surviving Entity, as applicable) in a manner that is materially consistent with the annual operating plan in the form provided to Parent by the Company and attached to Schedule 2.16 (the “Operating Plan”), with such changes as may be agreed upon by Parent and the management of the Final Surviving Entity (or the Interim Surviving Entity, as applicable), with the affirmative consent of Zheng Xu or, if he is no longer an employee of Parent or one of its Subsidiaries, another person that was a current employee of the Company on the Closing (Mr. Xu or such other employee, the “Management Representative”), which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding the foregoing or anything to the contrary in the Operating Plan, it is understood and agreed that Parent shall have the right to cease or reduce funding the operations (other than ordinary course operating expenses) of the Final Surviving Entity (or the Interim Surviving Entity, as applicable) at any time if, in Parent’s prudent and reasonable business judgment, (A) the aggregate costs of the Company’s operations are more than 15% above the Operating Plan (as may be modified pursuant to Section 2.16(e)(ii)) for a particular quarter as of the end of such quarter (other than the first quarter following the Closing); (B) construction of the New York Manufacturing Facility is delayed by two or more quarters from that contemplated by the Operating Plan (as may be modified pursuant to Section 2.16(e)(ii)); (C) the funding contemplated by the New York Facility Agreement is not received; or (D) it is appropriate to do so to respond to Business Conditions. Notwithstanding anything to the contrary in this Section 2.16, if the First Earnout is not achieved and Parent reasonably determines in good faith that the Second Earnout is not likely to be achieved, then Parent shall have no obligation to provide any additional funding to the Final Surviving Entity (or the Interim Surviving Entity, as applicable).

(iv) Parent and the Securityholder Representative will reasonably cooperate to adjust the cost targets in Section 2.16(b) as necessary to minimize the effect of any increases in the market spot price for polysilicon and for any cost increases caused by Parent’s requirement that the Final Surviving Entity (or the Interim Surviving Entity, as applicable) change its manufacturing processes or procedures (including any requirement that the Final Surviving Entity (or the Interim Surviving Entity, as applicable) use Parent’s Zep system or develop Zep panels).

(v) In the event that the construction of the New York Manufacturing Facility is delayed as a result of any war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, embargo or natural disaster, then the parties will cooperate to extend the deadlines associated with the First Earnout, the Second Earnout and the Third Earnout to account for any delays caused by such event.

(vi) Reserved.

(vii) Reserved.”

5.	Schedule 2.16. Schedule 2.16 to the Merger Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.16 to this Amendment.

6.	Agreement. All references to the “Agreement” set forth in the Merger Agreement shall be deemed to be references to the Merger Agreement as amended by this Amendment.

7.	Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

8.	Confirmation of the Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Section 9.3, Section 9.4 and Article X of the Merger Agreement shall apply to this Amendment with any necessary modifications.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub One, Merger Sub Two, the Company and the Securityholder Representative have executed this Amendment as of the date written above.

SOLARCITY CORPORATION

By:	/s/ Tanguy Serra
	Name:	Tanguy Serra
	Title:	Chief Operations Officer

SUNFLOWER ACQUISITION CORPORATION

By:	/s/ Tanguy Serra
	Name:	Tanguy Serra
	Title:	Vice President

SUNFLOWER ACQUISITION LLC

By:	/s/ Tanguy Serra
	Name:	Tanguy Serra
	Title:	Vice President

SILEVO, INC.

By:	/s/ Zheng Xu
	Name:	Zheng Xu
	Title:	Chief Executive Officer

RICHARD LIM, solely in his capacity as the Securityholder Representative

/s/ Richard Lim

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]